11.01

The numerators and denominators of basic and diluted earnings per share are as follows:

                                                                        1998                 1999
Numerator - Net income (loss) as reported                          $   152,900        $     (672,800)

Denominator - Weighted average number of shares outstanding          6,688,300            10,084,200

Effect of dilutive securities                                               --                    --
Diluted weighted average number of shares outstanding                6,688,300            10,084,200

Basic earnings (loss) per share                                    $      0.02        $        (0.07)
Diluted earnings (loss) per share                                  $      0.02        $        (0.07)


As described in Note 10 of the Financial Statements, during 1999 the Company granted stock options and warrants to purchase up to 2,069,000 shares, and its subsidiaries issued preferred shares with exchange rights for up to 5,011,400 common shares. These shares were not included in computing diluted earnings per share because their effects were antidilutive.